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Calculation of registration fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)

Common Stock, no par value	7,475,000	$58.50	$437,287,500	$44,034.85

(1)
Includes 975,000 shares of common stock that may be purchased by the underwriter pursuant to its option to purchase additional shares of common stock.

(2)
Calculated in accordance with Rule 457(r) and made in accordance with Rule 456(b) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 17, 2013)

EQT CORPORATION
6,500,000 shares

Common stock

          We are offering to sell 6,500,000 shares of our common stock through this prospectus supplement and the accompanying prospectus.

          Our common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "EQT." The last reported sale price of our common stock on February 18, 2016 was $60.92 per share.

	Per Share	Total

Initial price to public	$58.50	$380,250,000
Underwriting discount	$0.85	$5,525,000
Proceeds, before expenses, to us	$57.65	$374,725,000

          The underwriter may also purchase up to 975,000 additional shares of common stock from us at the public offering price, less the underwriting discount, within 30 days following the date of this prospectus supplement.

          Investing in our common stock involves risks, including those described in the "Risk Factors" section beginning on page S-13 of this prospectus supplement and the section entitled "Risk Factors" beginning on page 18 of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference herein.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The underwriter expects to deliver the shares against payment on or about February 24, 2016.

Sole Book Running Manager

Goldman, Sachs & Co.

The date of this prospectus supplement is February 19, 2016

S-i

INFORMATION IN THIS PROSPECTUS SUPPLEMENT
AND THE ACCOMPANYING PROSPECTUS

          This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a shelf registration process. Under the shelf registration process, we may offer from time to time senior, subordinated or junior subordinated debt securities, preferred stock and common stock. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of our common stock that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under "Incorporation of Certain Documents by Reference" on page ii of the accompanying prospectus before investing in our common stock.

          You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us. Neither we nor the underwriter have authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. Neither we nor the underwriter are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

          Disclosures in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as "anticipate," "estimate," "could," "would," "will," "may," "forecast," "approximate," "expect," "project," "intend," "plan," "believe" and other words of similar meaning in connection with any discussion of future operating or financial matters. Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include our expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of us and our subsidiaries, including guidance regarding our strategy to develop our Marcellus, deep Utica and other reserves; drilling plans and programs (including the number, type, feet of pay and location of wells to be drilled and the availability of capital to complete these plans and programs); production sales volumes (including liquids volumes) and growth rates; gathering and transmission volumes (including the subscription of additional capacity related to the expiration of EQT Midstream Partners, LP (EQM) firm transportation contracts); the weighted average contract life of firm transmission and storage contracts; infrastructure programs (including the timing, cost and capacity of the transmission and gathering expansion projects); the timing, cost, capacity and

S-ii

expected interconnects with facilities and pipelines of the Ohio Valley Connector (OVC) and Mountain Valley Pipeline (MVP) projects; the ultimate terms, partners and structure of the MVP joint venture; technology (including drilling and completion techniques); monetization transactions, including midstream asset sales (dropdowns) to EQM and other asset sales, joint ventures or other transactions involving our assets; natural gas prices and changes in basis; reserves, including potential future downward adjustments; potential future impairments of our assets; projected capital expenditures; the amount and timing of any repurchases under our share repurchase authorization; liquidity and financing requirements, including funding sources and availability; hedging strategy; the effects of government regulation and litigation; and tax position. The forward-looking statements included in this prospectus supplement, the accompanying prospectus supplement and the documents incorporated by reference herein and therein involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on current expectations and assumptions about future events. While we consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, and regulatory and other risks and uncertainties, many of which are difficult to predict and beyond our control. The risks and uncertainties that may affect the operations, performance and results of our business and forward-looking statements include, but are not limited to, those set forth under "Risk Factors" in this prospectus supplement, the accompanying prospectus supplement and the applicable documents incorporated by reference herein and therein.

          Any forward-looking statement speaks only as of the date on which such statement is made and we do not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

S-iii

 SUMMARY

          This summary highlights selected information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein carefully, especially the risks of investing in our common stock discussed in "Risk Factors" below and in the incorporated documents. References herein to a fiscal year mean the fiscal year ended December 31.

          Throughout the remainder of this prospectus supplement, except as otherwise indicated, references to "we," "us," "our," "EQT," "EQT Corporation," and the "company" refer collectively to EQT Corporation and its consolidated subsidiaries. References to "Appalachian Basin" refer to the area of the United States composed of those portions of West Virginia, Pennsylvania, Ohio, Maryland, Kentucky and Virginia that lie in the Appalachian Mountains; "Bcf" refer to billion cubic feet; "Bcfe" refer to billion cubic feet of natural gas equivalents, with one barrel of natural gas liquids (NGLs) and crude oil being equivalent to 6,000 cubic feet of natural gas; "Dth" refer to million British thermal units; "Mcfe" refer to thousand cubic feet of natural gas equivalents, with one barrel of NGLs and crude oil being equivalent to 6,000 cubic feet of natural gas; "MMcf" refer to million cubic feet; "MMcfe" refer to million cubic feet of natural gas equivalents, with one barrel of NGLs and crude oil being equivalent to 6,000 cubic feet of natural gas; "TBtu" refer to trillion British thermal units; and "Tcfe" refer to trillion cubic feet of natural gas equivalents, with one barrel of NGLs and crude oil being equivalent to 6,000 cubic feet of natural gas.

Overview

          We conduct our business through two business segments: EQT Production and EQT Midstream. EQT Production is one of the largest natural gas producers in the Appalachian Basin with 10.0 Tcfe of proved natural gas, NGLs and crude oil reserves across approximately 3.4 million gross acres, including approximately 630,000 gross acres in the Marcellus play, as of December 31, 2015. EQT Midstream provides gathering, transmission and storage services for our produced gas, as well as for independent third parties across the Appalachian Basin, primarily through its ownership and control of EQT Midstream Partners, LP (EQM) (NYSE: EQM), a publicly traded limited partnership formed by us to own, operate, acquire and develop midstream assets in the Appalachian Basin.

          In 2015, we formed EQT GP Holdings, LP (EQGP) (NYSE: EQGP), a Delaware limited partnership, to own our partnership interests, including the incentive distribution rights, in EQM. As of December 31, 2015, we owned the entire non-economic general partner interest and 239,715,000 common units, which represented a 90.1% limited partner interest, in EQGP. As of December 31, 2015, EQGP owned the following EQM partnership interests, which represent EQGP's only cash-generating assets: 21,811,643 EQM common units, representing a 27.6% limited partner interest in EQM; 1,443,015 EQM general partner units, representing a 1.8% general partner interest in EQM; and all of EQM's incentive distribution rights, or IDRs, which entitle EQGP to receive up to 48.0% of all incremental cash distributed in a quarter after $0.5250 has been distributed in respect of each common unit and general partner unit of EQM for that quarter. EQT is the ultimate parent company of EQGP and EQM.

          During 2015, we achieved record annual production sales volumes, including a 27% increase in total sales volumes and a 34% increase in Marcellus sales volumes. However, our average realized price for production sales volumes decreased 36% from $4.16 per Mcfe in 2014 to $2.67 per Mcfe in 2015. Our midstream business delivered record gathered volumes that were 28% higher than the previous year. During 2015, EQM reported net income of $393.5 million, $127.0 million higher than 2014. The increase was primarily related to higher operating income driven by production development in the Marcellus Shale by us and third parties. We and our consolidated subsidiaries also completed the following transactions and other events that were instrumental in contributing to a successful 2015:

  •
  On February 17, 2015, the 17,339,718 subordinated units of EQM issued to us in connection with EQM's 2012 initial public offering converted into common units representing limited partner interests in EQM on a one-for-one basis as a result of satisfaction of the conditions for termination of the subordination period set forth in EQM's partnership agreement.

  •
  On March 10, 2015, we and certain of our subsidiaries entered into a contribution and sale agreement (Contribution Agreement) with EQM and EQM Gathering Opco, LLC (EQM Gathering), an indirect wholly owned subsidiary of EQM. Pursuant to the Contribution Agreement, on March 17, 2015, a subsidiary of ours contributed the Northern West Virginia Marcellus gathering system to EQM Gathering in exchange for total consideration of $925.7 million, consisting of $873.2 million in cash, 511,973 EQM common units and 178,816 EQM general partner units (the NWV Gathering Transaction). EQM Gathering is consolidated by us as it is still controlled by us. On April 15, 2015, pursuant to the Contribution Agreement, we transferred a preferred interest in EQT Energy Supply, LLC, which at the time was our indirect wholly owned subsidiary, to EQM for total consideration of $124.3 million. EQT Energy Supply, LLC generates revenue from services provided to a local distribution company.

  •
  On March 17, 2015, EQM completed an underwritten public offering of 8,250,000 common units. On March 18, 2015, the underwriters exercised their option to purchase 1,237,500 additional common units on the same terms as the offering. EQM received net proceeds of $696.6 million from the offering after deducting the underwriters' discount and offering expenses of $24.5 million. EQM used the proceeds from the offering to fund a portion of the purchase price for the NWV Gathering Transaction.

  •
  On March 30, 2015, we assigned 100% of the membership interests in MVP Holdco, LLC (MVP Holdco), our indirect wholly owned subsidiary that as of February 11, 2016 owned a 45.5% interest in Mountain Valley Pipeline, LLC (MVP Joint Venture), to EQM for $54.2 million, which represented EQM's reimbursement to us for 100% of the capital contributions made by us to the MVP Joint Venture as of March 30, 2015. The MVP Joint Venture plans to construct the Mountain Valley Pipeline (MVP), an estimated 300-mile natural gas interstate pipeline spanning from northern West Virginia to southern Virginia. The MVP Joint Venture has secured a total of 2.0 Bcf per day of 20-year firm capacity commitments, including a 1.29 Bcf per day firm capacity commitment by us. The MVP Joint Venture submitted the MVP certificate application to the Federal Energy Regulatory Commission (FERC) in October 2015 and anticipates receiving the certificate in the fourth quarter of 2016. Subject to FERC approval, construction is scheduled to begin shortly thereafter and the pipeline is expected to be in-service during the fourth quarter of 2018.

  •
  On May 15, 2015, EQGP completed an initial public offering of 26,450,000 common units, which represented 9.9% of EQGP's outstanding limited partner interests. EQT Gathering Holdings, LLC, our indirect wholly owned subsidiary, as the selling unitholder, sold all of the EQGP common units in the offering, resulting in net proceeds to us of approximately $674.0 million after deducting the underwriters' discount of approximately $37.5 million and structuring fees of approximately $2.7 million.

  •
  During the second half of 2015, EQM entered into an equity distribution agreement that established an "At the Market" common unit offering program, pursuant to which a group of managers, acting as EQM's sales agents, may sell EQM common units having an aggregate offering price of up to $750 million. EQM issued 1,162,475 common units at an average price per unit of $74.92 during the six months ended December 31, 2015. EQM received net proceeds of approximately $85.5 million after deducting commissions of approximately $0.9 million and other offering expenses of approximately $0.7 million. EQM used the net proceeds from the sales for general partnership purposes.

  •
  On November 16, 2015, EQM completed an underwritten public offering of 5,650,000 common units. EQM received net proceeds of $399.9 million from the offering after deducting the underwriters' discount and offering expenses of $5.7 million. EQM will use the net proceeds from the offering for general partnership purposes, including to fund a portion of EQM's anticipated 2016 capital expenditures related to transmission and gathering expansion projects and to repay amounts outstanding under EQM's credit facility.

          On October 14, 2015, our board of directors amended and restated our bylaws in order to, among other things, (1) allow a shareholder, or a group of shareholders, subject to certain conditions, to nominate and include in our annual meeting proxy materials director nominees constituting the greater of (i) two and (ii) 20% of our board of directors and (2) make Pennsylvania courts the exclusive forum for derivative, breach of fiduciary duty and other internal affairs claims.

EQT Production

          EQT Production is one of the largest natural gas producers in the Appalachian Basin with 10.0 Tcfe of proved natural gas, NGL and crude oil reserves across approximately 3.4 million gross acres, including approximately 630,000 gross acres in the Marcellus play, as of December 31, 2015. We believe that we are a technology leader in extended lateral horizontal and completion drilling in the Appalachian Basin and continue to improve our operations through the use of new technology. EQT Production's strategy is to maximize shareholder value by maintaining an industry leading cost structure to profitably develop its reserves. Our proved reserves decreased 7% in 2015, primarily as a result of lower natural gas prices. Our Marcellus assets constitute approximately 7.8 Tcfe of our total proved reserves.

          As of December 31, 2015, our proved reserves were as follows:

(Bcfe)	Marcellus	Upper Devonian	Other	Total

Proved Developed	4,120	406	1,754	6,280
Proved Undeveloped	3,649	48	—	3,697

Total Proved Reserves	7,769	454	1,754	9,977

          EQT Production's natural gas wells are generally low-risk, having a long reserve life with relatively low development and production costs on a per unit basis. Assuming that future annual production from these reserves is consistent with 2015, the remaining reserve life of EQT Production's total proved reserves, as calculated by dividing total proved reserves by calendar year 2015 produced volume, is 16 years.

          We invested approximately $1,670 million on well development during 2015, with total production sales volumes hitting a record high of 603.1 Bcfe, an increase of 27% over the previous year. Capital spending for EQT Production is expected to be approximately $820 million in 2016 (excluding business development and land acquisitions), the majority of which will be used to support the drilling of approximately 77 gross wells, including 72 Marcellus wells and 5 deep Utica wells. During the past three years, the number of wells we drilled (spud) and related capital expenditures for well development were:

	Years ended December 31,

Gross wells spud:	2015	2014	2013

Horizontal Marcellus*	157	237	168
Other	4	108	57

Total	161	345	225

	Years ended December 31,

Capital expenditures for well development (in millions):	2015	2014	2013

Horizontal Marcellus*	$1,527	$1,456	$1,103
Other	143	261	134

Total	$1,670	$1,717	$1,237

*
Includes Upper Devonian formations.

EQT Midstream

          We believe that the current footprint of our midstream assets, which are primarily owned by EQM and span a wide area of the Marcellus and Utica Shales in southwestern Pennsylvania and northern West Virginia, is a competitive advantage that uniquely positions us for growth. EQT Midstream is strategically positioned to capitalize on the increasing need for gathering and transmission infrastructure in the region, such as the need for midstream header connectivity to interstate pipelines in Pennsylvania and West Virginia.

          In January 2012, we formed EQM, a publicly traded limited partnership, to own, operate, acquire and develop midstream assets in the Appalachian Basin. EQM provides midstream services to us and third parties through its two primary assets: EQM's transmission and storage system and EQM's gathering system.

          Due to our ownership and control of EQGP and EQM, the results of EQGP and EQM are both consolidated in our financial statements. Unless otherwise noted, discussions of EQT Midstream's business, operations and results in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include EQGP's and EQM's business, operations and results. We record the noncontrolling interests of the public limited partners of EQGP and EQM in our financial statements.

          EQT Midstream's gathering system includes approximately 8,250 miles of gathering lines, including 1,500 miles of FERC-regulated, low pressure gathering lines owned by EQM and 185 miles of high pressure gathering lines not subject to federal rate regulation owned by EQM. As of December 31, 2015, our Marcellus gathering capacity was approximately 2,000 MMcf per day, consisting of approximately 1,405 MMcf per day in Pennsylvania and approximately 595 MMcf per day in West Virginia.

          EQT Midstream's transmission and storage system includes approximately 900 miles of FERC-regulated interstate pipeline that connects to seven interstate pipelines and multiple distribution companies. The interstate pipeline system includes approximately 700 miles of pipe owned by EQM. EQT Midstream's transmission and storage system also includes an approximately 200-mile pipeline referred to as the Allegheny Valley Connector (AVC), which we acquired in

December 2013 in connection with the disposition of our interest in Equitable Gas Company, LLC and Equitable Homeworks, LLC.

          The transmission and storage system is supported by eighteen natural gas storage reservoirs with approximately 660 MMcf per day of peak delivery capability and 47 Bcf of working gas capacity. Fourteen of these reservoirs, representing approximately 400 MMcf per day of peak delivery capability and 32 Bcf of working gas capacity, are owned by EQM. The storage reservoirs are clustered in two geographic areas connected to EQM's transmission and storage system, with ten in southwestern Pennsylvania and eight in northern West Virginia. The AVC facilities, which include four storage reservoirs, are owned by us and operated by EQM under a lease between EQM and an affiliate of ours.

          EQT Midstream's year-end total transmission capacity was approximately 3,550 MMcf per day. EQT Midstream, primarily through EQM, began several multi-year transmission capacity expansion projects in 2015 to support the continued growth of the Marcellus and the developing deep Utica play, including OVC which is currently under construction. EQM is also evaluating several projects that could total an additional 1.5 Bcf per day of capacity by year-end 2018. The projects may include additional compression, pipeline looping and new header pipelines.

          EQT Midstream also has a gas marketing affiliate, EQT Energy, LLC (EQT Energy), that provides optimization of capacity and storage assets through its NGL and natural gas sales to marketers, utilities and industrial customers within our operational footprint. EQT Energy also provides marketing services and manages approximately 1,740,000 Dth per day of third-party contractual pipeline capacity for the benefit of EQT Production; and has committed to an additional 520,000 Dth per day of third-party contractual capacity expected to come online in future periods. EQT Energy currently leases 3.7 Bcf of storage-related assets from third parties.

Markets and Customers

          Natural Gas Sales:    Our produced natural gas is sold to marketers, utilities and industrial customers located mainly in the Appalachian Basin and the Northeastern United States. Our current transportation portfolio also enables us to reach markets along the Gulf Coast and Midwestern portions of the United States. Natural gas is a commodity and therefore we typically receive market-based pricing. The market price for natural gas in the Appalachian Basin continues to be lower relative to the price at Henry Hub located in Louisiana (the location for pricing New York Mercantile Exchange (NYMEX) natural gas futures) as a result of the increased supply of natural gas in the Northeast region. In order to protect cash flow from undue exposure to the risk of changing commodity prices, we hedge a portion of our forecasted natural gas production, most of which is hedged at NYMEX natural gas prices.

          NGL Sales:    We sell NGLs from our own production through the EQT Production segment and from gas marketed for third parties by EQT Midstream. In our Appalachian operations, we contract with MarkWest Energy Partners, L.P. (MarkWest), a wholly owned subsidiary of MPLX LP, to process natural gas in order to extract heavier liquid hydrocarbons (propane, iso-butane, normal butane and natural gasoline) from the natural gas stream, primarily from EQT Production's produced gas. NGLs are recovered at the processing plants and transported to a fractionation plant owned by MarkWest for separation into commercial components. MarkWest markets these components for a fee. We also have contractual processing arrangements in our Permian Basin operations whereby we sell gas to third-party processors at a weighted average liquids component price.

          The following table presents the average sales price on an average per Mcfe basis to us for sales of produced natural gas, NGLs and oil, with and without cash settled derivatives, for the years ended December 31:

	2015	2014	2013

Average sales price per Mcfe sold (excluding cash settled derivatives)	$1.96	$4.14	$3.81
Average sales price per Mcfe sold (including cash settled derivatives)	$2.67	$4.16	$4.20

          Natural Gas Gathering:    EQT Midstream derives gathering revenues from charges to customers for use of its gathering system in the Appalachian Basin. The gathering system volumes are transported to four major interstate pipelines: Columbia Gas Transmission, East Tennessee Natural Gas Company, Dominion Transmission and Tennessee Gas Pipeline Company. The gathering system also maintains interconnections with EQM's transmission and storage system.

          Gathering system transportation volumes for 2015 totaled 754.3 TBtu, of which approximately 89% related to gathering for EQT Production and other affiliates. Revenues from EQT Production and other affiliates accounted for approximately 92% of 2015 gathering revenues.

          Natural Gas Transmission and Storage:    Natural gas transmission and storage operations are executed using transmission and underground storage facilities owned by us. Customers of EQT Midstream's gas transmission and storage services are affiliates and third parties primarily in the northeastern United States.

          As of December 31, 2015, the weighted average remaining contract life based on total projected contracted revenues for EQM's firm transmission and storage contracts, including contracts on the AVC and contracts associated with expected future capacity from EQM expansion projects that are not yet fully constructed but for which EQM has firm agreements, was approximately 17 years. In 2015, approximately 61% of transportation volumes and 53% of transmission revenues were from affiliates.

          Natural Gas Marketing:    EQT Energy provides marketing services and third-party contractual pipeline capacity management for the benefit of EQT Production. EQT Energy also engages in risk management and hedging activities on behalf of EQT Production, the objective of which is to limit our exposure to shifts in market prices. EQT Energy leases third-party storage capacity in order to take advantage of seasonal spreads, where available, through the EQT Midstream segment.

          One customer within the EQT Production segment accounted for approximately 10%, 12% and 11% of EQT Production's total operating revenues in 2015, 2014 and 2013, respectively. We do not believe that the loss of this customer would have a material adverse effect on our business because alternative customers for our natural gas are available.

2016 Capital Investment Plan

          Total capital investment by EQT in 2016, excluding acquisitions, is expected to be approximately $1.8 billion (including EQM). Capital spending for well development (primarily drilling and completion) of approximately $0.8 billion in 2016 is expected to support the drilling of approximately 77 gross wells, including 72 Marcellus wells and 5 deep Utica wells. Depending upon the results of the 5 initial deep Utica wells, we may drill an additional 5 deep Utica wells during 2016. Estimated sales volumes are expected to be 700 - 720 Bcfe for an anticipated production sales volume growth of approximately 18% in 2016, while NGL volumes are expected to be 10,000 - 10,500 Mbbls. To support continued growth in production, we plan to invest approximately $0.8 billion on midstream infrastructure in 2016, primarily through EQM. The 2016 capital investment plan is expected to be funded by cash on hand, cash flow generated from operations, proceeds from midstream asset sales (dropdowns) to EQM and EQM capital raises.

Outlook

          We are committed to profitably developing our natural gas, NGL and oil reserves through environmentally responsible, cost-effective and technologically advanced horizontal drilling. Our revenues, earnings, liquidity and ability to grow are substantially dependent on the prices we receive for, and our ability to develop our reserves of, natural gas, NGLs and oil. Despite the continued depressed price environment for natural gas, NGLs and oil, we believe the long-term outlook for our business is favorable due to our resource base, low cost structure, financial strength, risk management, including commodity hedging strategy, and disciplined investment of capital. We believe the combination of these factors provides us with an opportunity to exploit and develop our positions and maximize efficiency through economies of scale in our strategic operating area.

          The market prices for natural gas, NGLs and oil were depressed throughout 2015 and the early part of 2016 and continue to be volatile. The average daily prices for NYMEX Henry Hub natural gas ranged from a high of $3.23 per MMBtu to a low of $1.76 per MMBtu from January 1, 2015 through February 10, 2016, and the average daily prices for NYMEX West Texas Intermediate crude oil ranged from a high of $61.43 per barrel to a low of $26.55 per barrel during the same period. In addition, the market price for natural gas in the Appalachian Basin continues to be lower relative to NYMEX Henry Hub as a result of the significant increases in the supply of natural gas in the Northeast region in recent years. Due to the volatility of commodity prices, we are unable to predict future potential movements in the market prices for natural gas, including Appalachian basis, NGLs and oil and thus cannot predict the ultimate impact of prices on our operations. However, we do expect natural gas and NGL prices, particularly in the Appalachian Basin, to remain depressed during 2016.

          As a result of the continued low price environment, we suspended drilling on our Permian Basin, Upper Devonian and Central Pennsylvania Marcellus acreage during 2015 and focused our development plans on our core Marcellus acreage in southwestern Pennsylvania and northern West Virginia and our deep Utica acreage. Our 2016 capital expenditure forecast for well development is $820 million, which is 51% lower than our 2015 capital expenditures for well development. Prolonged low, and/or significant or extended declines in, natural gas, NGL and oil prices could adversely affect, among other things, our development plans, which would decrease the pace of the development and the level of our reserves, as well as our revenues, earnings or liquidity. Low prices may signal a need to further reduce capital spending or record additional non-cash impairments in the book value of our oil and gas properties or additional downward adjustments to our estimated proved reserves. Any such additional impairment and/or downward adjustment to our estimated reserves could potentially be material to us.

          In July 2015, we turned in-line our first dry gas focused deep Utica well, which experienced prolific initial results. We turned in-line our second deep Utica well in Greene County, Pennsylvania in late December 2015. Given the success of the two initial Utica wells in Greene County, Pennsylvania, we have decided to begin development of our deep Utica acreage.

          We continue to focus on creating and maximizing shareholder value through the implementation of a strategy that economically accelerates the monetization of our asset base and prudently pursues investment opportunities, all while maintaining a strong balance sheet with solid cash flow. We monitor current and expected market conditions, including the commodity price environment, and our liquidity needs and may adjust our capital investment plan accordingly. While the tactics continue to evolve based on market conditions, we periodically consider arrangements to monetize the value of certain mature assets for re-deployment into our highest value development opportunities.

Risks of Investment

          Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described in "Risk Factors" below and all of the other information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference before deciding whether to purchase our common stock. In addition, you should carefully consider, among other things, the matters discussed under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in other documents that we subsequently file with the Securities and Exchange Commission, all of which are incorporated by reference to the prospectus accompanying this prospectus supplement. These risks include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See "Disclosure Regarding Forward-Looking Statements."

 The Offering

Issuer	EQT Corporation
New York Stock Exchange symbol	EQT
Common stock offered by us	6,500,000 shares, or 7,475,000 shares if the underwriter exercises in full its option to purchase 975,000 additional shares.
Common stock outstanding before this Offering	153,171,501 shares
Common stock to be outstanding after this Offering	159,671,501 shares, or 160,646,501 shares if the underwriter exercises in full its option to purchase 975,000 additional shares.
Use of proceeds

We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, repayment of a portion of our outstanding indebtedness. See "Use of Proceeds."

Dividend policy

We paid a quarterly cash dividend of $0.03 per share of common stock on December 1, 2015. We declared a quarterly cash dividend of $0.03 per share, payable on March 1, 2016, to shareholders of record at the close of business on February 17, 2016. Purchasers in this offering will not be entitled to this dividend. The amount and timing of dividends is subject to the discretion of our board of directors and depends on certain business conditions, such as our lines of business, results of operations and financial condition, strategic direction and other factors. Based on currently foreseeable conditions, we anticipate that comparable dividends will be paid on a regular quarterly basis.

United States Federal Income Tax Considerations

You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning our common stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See "United States Federal Income Tax Considerations."

Risk factors

See "Risk Factors" beginning on page S-13 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the section entitled "Risk Factors" beginning on page 18 of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

Transfer agent and registrar	Computershare Trust Company, N.A.

          Unless otherwise indicated, this prospectus supplement reflects and assumes no exercise by the underwriter of its option to purchase additional shares.

Summary Historical Financial and Operating Data

          You should read the summary historical consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference in the prospectus accompanying this prospectus supplement. We derived the following summary historical financial statement of earnings data and summary historical cash flow data for the years ended December 31, 2015, 2014 and 2013 and the summary historical balance sheet data for the years ended December 31, 2015 and 2014 from our audited consolidated financial statements.

	Years ended December 31,

	2015	2014	2013

	(in thousands, except per share amounts)
Statements of consolidated income:
Total operating revenues	$2,339,762	$2,469,710	$1,862,011
Operating expenses:
Transportation and processing	275,348	202,203	148,708
Operation and maintenance	124,030	108,283	97,762
Production	123,665	133,488	108,091
Exploration	61,970	21,716	18,483
Selling, general and administrative	249,925	238,134	200,849
Depreciation, depletion and amortization	819,216	679,298	653,132
Impairment of long-lived assets	122,469	267,339	—

Total operating expenses	1,776,623	1,650,461	1,227,025
Gain on sale / exchange of assets	—	34,146	19,618

Operating income	563,139	853,395	654,604
Other income	9,953	6,853	9,242
Interest expense	146,531	136,537	142,688
Income tax expense	104,675	214,092	175,186

Income from continuing operations	321,886	509,619	345,972
Income from discontinued operations, net of tax	—	1,371	91,843

Net income	321,886	510,990	437,815
Less: Net income attributable to noncontrolling interests	236,715	124,025	47,243

Net income attributable to EQT Corporation	$85,171	$386,965	$390,572

Amounts attributable to EQT Corporation:
Income from continuing operations	85,171	385,594	298,729
Income from discontinued operations, net of tax	—	1,371	91,843

Net income	$85,171	$386,965	$390,572

Earnings per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	152,398	151,553	150,574
Income from continuing operations	$0.56	$2.54	$1.98
Income from discontinued operations, net of tax	—	$0.01	$0.61

Net income	$0.56	$2.55	$2.59

Diluted:
Weighted average common stock outstanding	152,939	152,513	151,787
Income from continuing operations	$0.56	$2.53	$1.97
Income from discontinued operations, net of tax	—	$0.01	$0.60

Net income	$0.56	$2.54	$2.57

	Years ended December 31,

	2015	2014	2013

	(in thousands)
Statements of consolidated cash flows
Net cash provided by (used in):
Operating activities	$1,216,940	$1,414,742	$1,162,861
Investing activities	(2,525,607)	(2,444,212)	(999,775)
Financing activities	1,832,470	1,261,258	500,500

	December 31,

	2015	2014

	(in thousands)
Consolidated balance sheets
Total assets	$13,976,172	$12,035,353
Net property, plant and equipment	11,472,021	10,076,814
Long-term debt, including current portion	2,793,343	2,959,353
Total common stockholders' equity	5,077,791	4,582,815
Total equity	8,028,042	6,373,063

	Years ended December 31,

	2015	2014	2013

	(in thousands)
Financial information by business segment
Revenues from external customers, including affiliates:
EQT Production	$1,540,889	$1,813,292	$1,310,938
EQT Midstream	807,904	699,083	614,042
Less intersegment revenues, net(a)	(9,031)	(42,665)	(62,969)

Total	$2,339,762	$2,469,710	$1,862,011

Operating income:
EQT Production(b)	$104,865	$505,950	$371,245
EQT Midstream(b)	473,378	384,309	328,782
Unallocated expenses(c)	(15,104)	(36,864)	(45,423)

Total operating income	$563,139	$853,395	$654,604

	December 31,

	2015	2014

	(in thousands)
Segment assets:
EQT Production	$8,995,853	$8,153,199
EQT Midstream	3,226,138	2,709,052

Total operating segments	12,221,991	10,862,251
Headquarters assets, including cash and short-term investments	1,754,181	1,173,102

Total assets	$13,976,172	$12,035,353

	Years ended December 31,

	2015	2014	2013

	(in thousands)
Depreciation, depletion and amortization:
EQT Production	$723,448	$592,855	$578,641
EQT Midstream	95,280	87,034	75,032
Other	488	(591)	(541)

Total	$819,216	$679,298	$653,132

Expenditures for segment assets:(d)
EQT Production(e)	$1,852,100	$2,441,486	$1,423,185
EQT Midstream	486,809	455,359	369,399
Other	5,505	3,341	4,292

Total	$2,344,414	$2,900,186	$1,796,876

(a)
Eliminates intercompany natural gas sales from EQT Production to EQT Midstream.

(b)
Gains on sales / exchanges of assets of $27.4 million and $6.8 million are included in EQT Production and EQT Midstream operating income, respectively, for 2014. Impairment of long-lived assets of $118.3 million and $267.3 million are included in EQT Production operating income for 2015 and 2014, respectively. Impairment of long-lived assets of $4.2 million is included in EQT Midstream operating income for 2015.

(c)
Unallocated expenses consist primarily of a $20.0 million contribution to the EQT Foundation in 2014, incentive compensation expense, and administrative costs.

(d)
Includes a portion of non-cash stock-based compensation expense and the impact of capital accruals.

(e)
Expenditures for segment assets in the EQT Production segment included $182.3 million, $724.4 million and $186.2 million for property acquisitions in 2015, 2014 and 2013, respectively. Included within the $724.4 million of property acquisitions for the year ended December 31, 2014 was $349.2 million of non-cash capital expenditures for the 2014 exchange of assets with Range Resources Corporation.

RISK FACTORS

          Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference before deciding whether to purchase our common stock. In addition, you should carefully consider, among other things, the matters discussed under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in other documents that we subsequently file with the Securities and Exchange Commission, all of which are incorporated by reference to the prospectus accompanying this prospectus supplement. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See "Disclosure Regarding Forward-Looking Statements."

Risks Related to this Offering

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

          Sales by us or our shareholders of a substantial number of shares of our common stock in the public markets following this offering, or the perception that these sales might occur, could cause the market price of our common stock to decline and remain low for a substantial time or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.

          We and certain of our executive officers will agree, with limited exceptions, for a period of 45 days after the date of this prospectus supplement, that we and they will not, without the prior written consent of the underwriter, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock. All of the shares sold in this offering will be freely transferable, except for any shares sold to our "affiliates," as that term is defined in Rule 144 under the Securities Act.

          We may issue common stock or equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and growth plans, to adjust our ratio of debt-to-equity, to satisfy our obligations upon the exercise of options or for other reasons. Future sales or issuance of shares of our common stock or other equity securities, or the availability of shares of common stock or such other equity securities for future sale or issuance may negatively affect the trading price of our common stock.

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

          The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include changes in market prices of natural gas, NGLs and oil; announcements relating to significant corporate transactions; fluctuations in our quarterly and annual financial results; operating and stock price performance of companies that investors deem comparable to us; and

changes in government regulation or proposals relating to us. In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock, regardless of our operating performance. You may not be able to sell your shares of our common stock at or above the public offering price, or at all. Any volatility of or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using common stock. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial costs and diversion of our management's attention and resources, which could negatively affect our financial results.

The issuance of additional stock in connection with acquisitions or otherwise will dilute all other stockholdings.

          After this offering, we will have an aggregate of 155,152,888 shares of common stock authorized but unissued. Subject to certain volume limitations imposed by the New York Stock Exchange, we may issue all of these shares without any action or approval by our shareholders. We intend to continue to actively seek to expand our business through complementary or strategic acquisitions of other companies and assets, and we may issue shares of common stock in connection with those acquisitions. Any shares issued in connection with these activities, the exercise of stock options or otherwise would dilute the percentage ownership held by the investors who purchase our shares in this offering.

Our ability to make dividend payments on our common stock depends to a large extent on our ability to receive dividends or other distributions from our subsidiaries.

          Our operations are conducted primarily through direct and indirect subsidiaries. We own no significant assets other than our equity in our subsidiaries, and our ability to meet our obligations will be dependent on dividends and other distributions or payments from our subsidiaries. The ability of our subsidiaries to pay dividends or make distributions or other payments to us depends upon the availability of cash flow from operations, proceeds from the sale of assets and/or borrowings, and, in the case of non-wholly owned subsidiaries, our contractual arrangements with other equity holders. In the event of bankruptcy proceedings affecting one of these subsidiaries, to the extent we are recognized as a creditor of that entity, our claim could still be junior to any security interest in or other lien on any assets of that entity and to any of its debt and other obligations. Such distributions may not be available in the future and the lack of any such distributions may adversely affect our ability to pay dividends on our common stock.

 USE OF PROCEEDS

          We estimate that the net proceeds from this offering, after deducting underwriter's discounts and estimated offering expenses of approximately $0.5 million, will be approximately $374.2 million (or approximately $430.4 million if the underwriter exercises in full its option to purchase additional shares). We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, repayment of a portion of our outstanding indebtedness.

DIVIDEND POLICY

          We paid a quarterly cash dividend of $0.03 per share of common stock on December 1, 2015. We declared a quarterly cash dividend of $0.03 per share, payable on March 1, 2016, to shareholders of record at the close of business on February 17, 2016. Purchasers in this offering will not be entitled to this dividend. The amount and timing of dividends is subject to the discretion of our board of directors and depends on certain business conditions, such as our lines of business, results of operations, strategic direction and financial condition and other factors. Based on currently foreseeable conditions, we anticipate that comparable dividends will be paid on a regular quarterly basis.

 CAPITALIZATION

          The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2015 on a historical basis and as adjusted to give effect to this offering. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference in the prospectus accompanying this prospectus supplement.

	As of December 31, 2015

	Historical	As adjusted

	(in thousands)
Cash and cash equivalents	$1,601,232	$1,975,474

Debt:
Revolving credit facilities(a)	$299,000	$299,000
Senior notes(b)	2,793,343	2,793,343

Total debt	3,092,343	3,092,343

Stockholders' equity:
Preferred stock, no par value: 3,000 shares authorized; none issued	—	—
Common stock, no par value: Authorized 320,000 shares; 158,347 issued historical; 164,847 shares issued as adjusted	2,153,280	2,527,522
Retained earnings	2,982,212	2,982,212
Accumulated other comprehensive loss	46,378	46,378
Treasury stock at cost (5,793 shares)	(104,079)	(104,079)

Total common stockholders' equity	5,077,791	5,452,033
Noncontrolling interests in consolidated subsidiaries	2,950,251	2,950,251

Total equity	8,028,042	8,402,284

Total capitalization	$11,120,385	$11,494,627

(a)
EQT Corporation had no borrowings under its revolving credit facility as of December 31, 2015. The borrowings of $299 million reflected here are under EQM's revolving credit facility, which were repaid during this first quarter of 2016.

(b)
Net of unamortized discount and debt issuance costs of approximately $24.9 million.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

          The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock by a non-U.S. holder. As used in this discussion, the term "non-U.S. holder" generally means a beneficial owner of our common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

  •
  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust, (a) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons, within the meaning of section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"), have authority to control all substantial decisions of the trust, or (b) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

          If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, we urge you to consult your own tax advisor.

          This discussion does not consider:

  •
  U.S. state, local or non-U.S. income tax consequences;

  •
  estate, gift or other non-income tax consequences;

  •
  the Medicare tax on net investment income;

  •
  special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers and traders in securities; or

  •
  special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment.

          The following discussion is based on provisions of the Code, the U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations, all as in effect on the date of this prospectus supplement, and all of which are subject to change, retroactively or prospectively. The following discussion also assumes that a non-U.S. holder holds our common stock as a capital asset within the meaning of the Code.

          EACH NON-U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

Dividends

          In the event that we make a distribution of cash or other property (other than certain distributions of our stock) in respect of our common stock, the distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits will generally be treated first as a tax-free return of capital, on a share-by-share basis, to the extent of the non-U.S. holder's tax basis in our common stock (and will reduce the non-U.S. holder's basis in such common stock), and, to the extent such portion exceeds the non-U.S. holder's tax basis in our common stock, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under "Gain on disposition of common stock."

          Subject to the discussion below regarding dividends that are effectively connected with a trade or business in the United States, dividends paid to a non-U.S. holder with respect to our common stock will generally be subject to U.S. federal withholding tax at a 30% rate on the gross amount of the dividend, or such lower rate as may be provided by an applicable income tax treaty, provided that the non-U.S. holder furnishes proper certification of the applicability of such income tax treaty. In addition, assuming that we are a U.S. real property holding corporation (as described below), we may, if required, withhold 15% of any distribution that exceeds our current and accumulated earnings and profits. Such withholding does not apply if our stock is regularly traded on an established securities market and the non-U.S. holder did not own (directly, indirectly or constructively) more than 5% of our common stock at any time during the shorter of the five-year period ending on the date of the distribution or the period that the non-U.S. holder held our common stock. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market. Non-U.S. holders should also consult the discussion of the Foreign Account Tax Compliance Act below for other potential withholding tax considerations.

          Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the Internal Revenue Service (the "IRS").

          Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States and, if an income tax treaty requires, that are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, will not be subject to U.S. federal withholding tax, assuming that the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends will be taxed on a net income basis at regular graduated U.S. federal income tax rates, in the manner applicable to U.S. persons. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or at a lower rate if provided by an applicable income tax treaty.

Gain on disposition of common stock

          Subject to the discussion below on backup withholding and the Foreign Account Tax Compliance Act, a non-U.S. holder will generally not be subject to U.S. federal income tax on gain recognized on a sale, exchange or other taxable disposition of our common stock unless:

  •
  the non-U.S. holder is an individual present in the United States for 183 days or more during the taxable year of the disposition and meets certain other conditions;

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, if an income tax treaty requires, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

  •
  we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock, and either (a) the non-U.S. holder owns or owned (directly, indirectly, or constructively), at any time during the shorter of such periods, more than 5 percent of our common stock, or (b) our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale, exchange, or other taxable disposition occurs.

          Under U.S. federal income tax laws, we will be a U.S. real property holding corporation if the fair market value of our "U.S. real property interests" equals or exceeds 50% of the sum of (i) our real property interests, plus (ii) any other of our assets used or held for use in a trade or business. We believe that we are a U.S. real property holding corporation. Nevertheless, a non-U.S. holder will not be subject to U.S. federal income tax on a disposition of our common stock so long as (i) the non-U.S. holder did not own (directly, indirectly, or constructively) more than 5% of our common stock at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock, and (ii) our stock is regularly traded on an established securities market. If such conditions are not satisfied, a non-U.S. holder will be subject to U.S. federal income tax on a disposition of our common stock as if the gain were effectively connected with the conduct of the non-U.S. holder's trade or business in the United States, as discussed below. In addition, if our common stock ceases to be regularly traded on an established securities market, a buyer of our common stock from a non-U.S. holder generally would be required to withhold tax in an amount equal to 15% of the amount realized by the non-U.S. holder on the sale or other taxable disposition of the common stock. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market. The rules regarding U.S. real property holding corporations are complex, and non-U.S. holders are urged to consult with their own tax advisors on the application of these rules based on their particular circumstances.

          An individual non-U.S. holder who is subject to U.S. tax because such holder was present in the United States for 183 days or more during the year of disposition will generally be taxed on such holder's gain from the disposition of our common stock at a flat rate of 30% (net of any U.S.-source capital loss recognized in such year), or at a lower rate if provided by an applicable income tax treaty. However, non-U.S. holders whose gain from the disposition of our common stock is treated as effectively connected (including for reasons described in the preceding paragraph) with such non-U.S. holder's conduct of a trade or business in the United States (and, if an income tax treaty requires, that is attributable to a permanent establishment maintained by the non-U.S. holder in the United States) will generally be taxed on such disposition on a net income basis at regular graduated U.S. federal income tax rates, in the same manner in which citizens or residents of the United States would be taxed. In addition, gain recognized by a corporate non-U.S. holder that is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States (and, if an income tax treaty requires, that is attributable to a permanent establishment maintained by the non-U.S. holder in the United States) may be subject to a branch profits tax at a 30% rate, or at a lower rate if provided by an applicable income tax treaty.

Information reporting and backup withholding

          In general, backup withholding will not apply to dividends paid on our common stock to a non-U.S. holder if the non-U.S. holder has timely and accurately provided the required certification that it is a non-U.S. holder (and the withholding agent does not have actual knowledge or reason to know that the holder is a United States person, within the meaning of the Code), or the non-U.S. holder otherwise establishes an exemption from backup withholding. Generally, to satisfy information reporting requirements, the amount of dividends paid to a non-U.S. holder, the name and address of the recipient, and the amount, if any, of tax withheld will be reported to the IRS. These information reporting requirements apply even if no tax was required to be withheld. A similar report is sent to the recipient of the dividends. Copies of the information returns reporting such dividends may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

          In general, backup withholding and information reporting will not apply to proceeds from the disposition of common stock paid to a non-U.S. holder if the holder has timely and accurately provided any required certification that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person, within the meaning of the Code), or the non-U.S. holder otherwise establishes an exemption from backup withholding and information reporting. Such certification is generally required if the disposition of common stock is conducted within the United States or through certain United States-related financial intermediaries.

          Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be credited against the holder's U.S. federal income tax liability, if any, and may entitle the holder to a refund, provided that certain required information is timely and accurately furnished to the IRS.

          NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE INFORMATION REPORTING AND BACKUP WITHHOLDING RULES TO THEM.

Foreign Account Tax Compliance Act

          Under the Foreign Account Tax Compliance Act, withholding at a rate of 30% will generally be required in certain circumstances on dividends in respect of, and after December 31, 2018, gross proceeds from the sale or other disposition of, shares of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to certain interests in, or accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and after December 31, 2018, gross proceeds from the sale or other disposition of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the withholding agent that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which in turn will be required to be provided to the U.S. Department of the Treasury. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in our common stock.

UNDERWRITING

          We and Goldman, Sachs & Co., as the underwriter, have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, Goldman, Sachs & Co. has agreed to purchase 6,500,000 shares of our common stock.

          Shares sold by the underwriter to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. In addition, the underwriter may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers. After the initial offering of the shares, the underwriter may change the offering price and the other selling terms. The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part.

          The underwriter has an option to buy up to an additional 975,000 shares from us. The underwriter may exercise that option for 30 days.

          The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by us. Such amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase 975,000 additional shares.

Paid by the Company	No Exercise	Full Exercise

Per Share	$0.85	$0.85
Total	$5,525,000	$6,353,750

          We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock, whether any of the transactions described in clause (i) or (ii) are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise, without the prior written consent of the underwriter for a period of 45 days after the date of this prospectus supplement ("Lock-Up Period"), other than (i) the shares of our common stock to be sold hereunder, (ii) any shares of our common stock, options, or other securities issued under our existing management incentive plans or employee stock purchase programs, (iii) shares of our common stock, restricted stock, stock options, performance share units, phantom units or other stock performance awards issued under our benefit and compensation plans, provided that any such awards do not specifically, by their terms, vest during the Lock-up Period, (iv) shares of our common stock (or securities convertible into or exchangeable for shares of our common stock) issued in an aggregate amount not to exceed, on a fully diluted basis, 5% of our outstanding common stock after giving effect to the issuance or sale of the common stock offered hereunder, in each case, in connection with the bona fide acquisition of technology, businesses, assets or property rights or the bona fide establishment of a strategic partnership or collaboration (including a joint venture) complementary to our business and (v) shares of our common stock offered and sold in accordance with our 2009 Dividend Reinvestment and Stock Purchase Plan.

          Certain of our executive officers have entered into lock-up agreements with the underwriter prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, will not, during the period ending 45 days after the date of this prospectus supplement, without the prior written consent of the underwriter, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such executive officers in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or (iii) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. These restrictions do not apply to the transfer of (A) shares of our common stock acquired in open market transactions after the completion of this offering, (B) shares of our common stock sold for the cashless exercise of options to purchase our common stock for any withholding taxes on the exercise thereof or to pay the exercise price thereof pursuant to our existing employee benefit plans or to pay any taxes on vesting of performance stock unit awards, (C) any or all shares of our common stock or other securities if the transfer is other than a disposition for value and is by (x) gift, will or intestacy, (y) to a trust for direct or indirect benefit of the officer or an immediate family member of such person or (z) distribution to partners, members or shareholders of such executive officer and (D) up to a specified number of shares of our common stock if the transfer is other than a disposition for value and is to an entity which is a non-profit or Section 501(c)(3) organization under the Code; provided that, in the case of any gift, disposition, transfer or distribution pursuant to clause (C), each transferee shall execute and deliver to the underwriter a lock-up letter in the form of this paragraph.

          In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchase. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriter's option described above may be exercised. The underwriter may cover any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which the underwriter may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriter must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market prior to the completion of the offering.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of our stock, and may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

          We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $0.5 million.

          We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

          The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

          In the ordinary course of their various business activities, the underwriter and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of our shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may be made to the public in that Relevant Member State:

  •
  to any legal entity which is a "qualified investor" as defined in the Prospectus Directive;

  •
  to fewer than 150 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive), per Relevant Member State, subject to obtaining the prior consent of the underwriter; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of our shares shall result in a requirement for us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer to the public" in relation to our shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our shares to be offered so as to enable an investor to decide to purchase our shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

          This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

          In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Canada

          The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

          The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Futures Ordinance"), or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA")) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

          Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore ("Regulation 32")

          Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

          The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

 LEGAL MATTERS

          The validity of our common stock offered in this offering and certain other legal matters will be passed upon for us by Buchanan Ingersoll & Rooney, PC, Pittsburgh, Pennsylvania and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for the underwriter by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

          The consolidated financial statements of EQT Corporation appearing in EQT Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (including the schedule appearing therein) and the effectiveness of EQT Corporation's internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

          The information included or incorporated by reference in this prospectus supplement as of December 31, 2015 relating to our estimated quantities of our proved natural gas and oil reserves is derived from an audit report prepared by Ryder Scott Company, L.P., independent petroleum engineers, as stated in its audit report with respect thereto. This information is included or incorporated in this prospectus supplement in reliance upon the authority of such firm as experts with respect to the matters covered by their report and the giving of their report.

AVAILABLE INFORMATION

          We make certain filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments and exhibits to those reports, available free of charge through our website, http://www.eqt.com, as soon as reasonably practicable after the date they are filed with, or furnished to, the Securities and Exchange Commission. The filings are also available at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or by calling 1-800-SEC-0330. These filings are also available on the internet at http://www.sec.gov. Information contained on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus supplement or the accompanying prospectus.

 REQUESTS FOR DOCUMENTS INCORPORATED BY REFERENCE

          We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement or the accompanying prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this supplement or the accompanying prospectus. You should direct requests for documents to:

EQT Corporation
EQT Plaza
625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222
Attention: Lewis B. Gardner, Esq.
General Counsel and Vice President, External Affairs
Telephone: (412) 553-5700

          In reviewing any agreements incorporated by reference, please remember they are included to provide you with information regarding the terms of such agreement and are not intended to provide any other factual or disclosure information about us. The agreements may contain representations and warranties by us, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

PROSPECTUS

EQT CORPORATION

Debt Securities

Preferred Stock

Common Stock

          EQT Corporation, from time to time, may offer, issue and sell unsecured debt securities which may be senior, subordinated or junior subordinated debt securities, preferred stock and common stock. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for our common stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities. In addition, from time to time, certain selling securityholders to be identified in a prospectus supplement may offer and sell these securities. Our common stock is listed on the New York Stock Exchange and trades under the symbol "EQT."

          We and any selling securityholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

          This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

          This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

          You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated October 17, 2013

i

ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

          This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add information to this prospectus or update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

          In this prospectus, except as otherwise indicated, "EQT," "we," "our" and "us" refer to EQT Corporation and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect without charge any documents filed by us at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC's website at http://www.sec.gov and on our corporate website at http://www.eqt.com. Information on our website does not constitute part of this prospectus.

          We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC's Public Reference Room in Washington D.C., as well as through the SEC's website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The SEC allows us to "incorporate by reference" documents we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

          We incorporate by reference into this prospectus the documents listed below and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the completion of the offering of all securities covered by the respective prospectus supplement:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2012 (filed on February 21, 2013);

  •
  our Quarterly Reports on Form 10-Q for the periods ended March 31, 2013 (filed on April 25, 2013) and June 30, 2013 (filed on July 25, 2013);

  •
  our Current Report on Form 8-K (filed on April 18, 2013);

  •
  our Definitive Proxy Statement on Schedule 14A (filed on March 4, 2013); and

  •
  the descriptions of the common stock set forth in our registration statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating those descriptions.

          We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

EQT Corporation
625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222
Attention: Lewis B. Gardner, Esq.
General Counsel and Vice President, External Affairs
Telephone: (412) 553-5700

          You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

          Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference may contain forward-looking statements. Forward-looking statements are based on information currently available to management as well as management's assumptions and beliefs. Words such as "could," "would," "will," "may," "assume," "forecast," "approximate," "position," "expect," "project," "intend," "plan," "estimate," "anticipate," "believe," "potential," or "continue," and similar expressions are used to identify forward-looking statements. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. In addition to the specific uncertainties discussed elsewhere in this prospectus, the risk factors set forth under the heading "Risk Factors" may affect our performance and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ materially from those in the forward-looking statements. Consequently, no forward-looking statements can be guaranteed. We disclaim any intention or obligation to update or review any forward-looking statements or information, whether as a result of new information, future events or otherwise.

          In reviewing any agreements incorporated by reference herein, please remember such agreements are included to provide information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about us. The agreements may contain representations and warranties by us, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties should those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

EQT CORPORATION

          We are an integrated energy company, with an emphasis on Appalachian area natural gas production, gathering, transmission and distribution. We offer energy products (natural gas, natural gas liquids and a limited amount of crude oil) and services to wholesale and retail customers in the United States through three business segments: EQT Production, EQT Midstream and Distribution.

          EQT Production is one of the largest natural gas producers in the Appalachian Basin with 6.0 trillion cubic feet of proved natural gas, natural gas liquids and crude oil reserves across approximately 3.5 million gross acres as of December 31, 2012.

          EQT Midstream provides gathering, transmission and storage services for EQT Production's produced gas, as well as for independent third parties across the Appalachian Basin. EQT Midstream had approximately 10,300 miles of gathering lines and 700 miles of transmission lines as of December 31, 2012.

          Our common stock is listed on the New York Stock Exchange under the symbol "EQT." Our principal and executive offices are located at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, and our telephone number is (412) 553-5700. Our Internet address is http://www.eqt.com. Information on our website does not constitute part of this prospectus.

RISK FACTORS

          Investing in our securities involves risks. You should carefully consider the risks described under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this prospectus, as well as those risk factors contained in other reports we subsequently file with the SEC or that may be included in any applicable prospectus supplement, before making a decision to invest in our securities.

USE OF PROCEEDS

          We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement. In the case of a sale by a selling securityholder, we will not receive any of the proceeds from such sale.

RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,

Six Months Ended June 30, 2013	2012	2011	2010	2009	2008

4.05x	2.24x	5.60x	3.27x	2.94x	5.77x

          For purposes of calculating the ratios, earnings consist of:

  •
  income before income taxes, noncontrolling interests, discontinued operations and cumulative effect of accounting changes;

  •
  minus equity earnings or losses of non consolidated investments and noncontrolling interests;

  •
  plus fixed charges; and

  •
  minus capitalized interest and allowance for borrowed funds used during construction.

          For purposes of calculating the ratios, fixed charges consist of:

  •
  interest on debt and amortization of debt expense;

  •
  capitalized interest and allowance for borrowed funds used during construction; and

  •
  the interest portion of rental expense on operating leases.

          As of the date of this prospectus, we have not issued any shares of preferred stock.

DESCRIPTION OF CAPITAL STOCK

          Set forth below is a summary description of all the material terms of our capital stock. For more information, please see our restated articles of incorporation, or the articles, which are incorporated by reference into the registration statement of which this prospectus forms a part as Exhibit 3.1.

Description of Common Stock

          Our authorized common stock consists of 320,000,000 shares. At September 30, 2013, there were 150,716,288 shares of common stock issued and outstanding. The approximate number of shareholders of record of our common stock as of September 30, 2013 was 2,882.

          Each share of our common stock is entitled to one vote on all matters requiring a vote of shareholders and, subject to the rights of the holders of any outstanding shares of preferred stock, each shareholder is entitled to receive any dividends, in cash, securities or property, as our board may declare. Shareholders do not have cumulative voting rights in elections of directors. A director nominee is elected to the board of directors at a meeting of shareholders if the votes cast "for" such nominee exceed the votes cast "against" such nominee (excluding abstentions), unless the number of nominees exceeds the number of directors to be elected, in which case the nominees receiving the highest number of votes up to the number of directors to be elected are elected. Pennsylvania law prohibits the payment of dividends or the repurchase of our shares if we are insolvent or if we would become insolvent after the dividend or repurchase. In the event of our liquidation, dissolution or winding up, either voluntarily or involuntarily, subject to the rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to share pro-rata in all of our remaining assets available for distribution. The common stock which may be issued under this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Description of Preferred Stock

          We currently have authorized 3,000,000 shares of undesignated preferred stock; there are no preferred shares issued and outstanding as of the date of this prospectus. Under Pennsylvania law and our articles, our board is authorized to issue shares of preferred stock from time to time in one or more series without shareholder approval. Subject to limitations prescribed by Pennsylvania law, our articles and our amended and restated by-laws, or the by-laws, our board can determine the number of shares constituting each series of preferred stock and the designation, preferences, qualifications, limitations, restrictions, and special or relative rights or privileges of that series.

          Holders of preferred stock have no voting rights for the election of directors and have no other voting rights except as our board may determine pursuant to its authority under our articles with respect to any particular series of preferred stock and except as provided by law.

          If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering. This description will include:

  •
  the distinctive serial designation of such series;

  •
  the annual dividend rate for such series, if any, and the date or dates from which dividends shall commence to accrue;

  •
  the redemption price or prices, if any, for shares of such series and the terms and conditions on which such shares may be redeemed;

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  the provisions for a sinking, purchase or similar fund, if any, for the redemption or purchase of shares of such series;

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  the preferential amount or amounts payable upon shares of such series in the event of our voluntary or involuntary liquidation;

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  voting rights, if any, of such series;

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  the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of our securities into which such shares may be converted;

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  the relative seniority, parity or junior rank of such series with respect to other series of preferred stock then or thereafter to be issued;

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  a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock; and

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  any other specific terms, preferences, rights, privileges, limitations or restrictions of such series.

          While the terms we have summarized above may generally apply to any shares of preferred stock that we may offer, our board will include the specific terms of each series of preferred stock in a statement with respect to preferred stock that will be filed with the Pennsylvania Department of State, and we will describe the particular terms of any series of preferred stock that we may offer in more detail in the applicable prospectus supplement.

          The preferred stock that may be offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Anti-takeover Effect of our Governing Documents and Pennsylvania Business Corporation Law

          Our articles and by-laws contain a number of provisions relating to corporate governance and to the rights of shareholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect by delaying, deferring or preventing a change of control of us. In addition, certain provisions of Pennsylvania law may have a similar effect.

          Required Vote for Authorization of Certain Actions.    Our articles require the vote of the holders of not less than 80% of the combined voting power of the then outstanding shares of capital stock of all classes and series entitled to vote generally in the election of directors, voting together as a single class, for approval of certain business combinations, including certain mergers, asset sales, security issuances, recapitalizations, reorganizations, reclassification of securities, liquidation or dissolution, or any agreement, plan, contract or other arrangement providing for such a transaction, involving us or our subsidiaries and certain acquiring persons (namely a person, entity or specified group which beneficially owns more than 10% of the then outstanding shares of our capital stock entitled to vote generally in an election of directors), unless such business combination has been approved by two-thirds of the continuing directors, or the aggregate amount of cash, together with the "fair market value" of other consideration, exceeds the "highest equivalent price" threshold and other procedural requirements specified in our articles are met.

          Required Vote for Amendment of Articles and By-laws.    Except as may be specifically provided to the contrary in any provision in our articles with respect to amendment or repeal of such provision, our articles cannot be amended and no provision may be repealed by our shareholders without a vote of the holders of not less than 80% of the voting power of the then outstanding shares of our capital stock entitled to vote in an annual election of directors, voting together as a single class, unless such amendment has been approved by two-thirds of the whole board of directors, in which event (unless otherwise expressly provided in our articles) our articles may be amended and any provision repealed by such shareholder approval as may be specified by law. Our board of directors may make, amend and repeal our by-laws with respect to those matters which are not, by statute, reserved exclusively to our shareholders, subject to the power of our shareholders to change such action. No by-law may be made, amended or repealed by our shareholders unless such action is approved by the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of our capital stock entitled to vote in an annual election of directors, voting together as a single class, unless such amendment has been approved by two-thirds of the whole board of directors, in which event (unless otherwise expressly provided in the articles or by-laws) our by-laws may be amended and any provision may be repealed by such shareholder approval as may be specified by law.

          Election and Removal of Directors.    Our board of directors is currently divided into three classes, with the directors in each class serving for a three year term. Our articles were amended and restated promptly following our 2013 annual meeting of shareholders on April 17, 2013. Our articles now provide that each person elected as a director after our 2013 annual meeting of shareholders is elected for a term expiring at the next annual meeting. Each director elected at or prior to our 2013 annual meeting of shareholders, whether to succeed a person whose term of office as a director has expired or to fill any vacancy, is deemed to serve as a member of the class of directors to which he or she was so elected for the term elected. At and after our 2016 annual meeting of shareholders, the directors shall no longer be classified with respect to the time for which they hold office. A vote of not less than 80% of the combined voting power of the then outstanding shares of stock, voting together as a single class, is required to remove a director, with or without cause. Our articles provide that vacancies in our board of directors shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs. Until our board of directors becomes declassified, this system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for shareholders to replace a majority of the directors. Under the terms of our by-laws and articles, these provisions cannot be changed without the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of our capital stock entitled to vote in an annual election of directors, voting together as a single class, unless such action has been previously approved by a two-thirds vote of the whole board of directors.

          Preferred Stock.    The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. The existence of the authorized but undesignated preferred stock may have a depressive effect on the market price of our common stock.

          Anti-Takeover Law Provisions under the Pennsylvania Business Corporation Law.    We are subject to certain provisions of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, or the PBCL, which may have the effect of discouraging or rendering more difficult a hostile takeover attempt against us, including section 2524, Subchapter 25E and Subchapter 25F of the PBCL. Under section 2524 of the PBCL, shareholders cannot act by partial written consent except as permitted under our articles. Under Subchapter 25E of the PBCL, if any person or group acting in concert acquires voting power over shares representing 20% or more of the votes which all of our shareholders would be entitled to cast in an election of directors, any other shareholder may demand that such person or group purchase such shareholder's shares at a price determined in an appraisal proceeding.

          Under Subchapter 25F of the PBCL, we may not engage in a merger, consolidation, share exchange, division, asset sale or a variety of other "business combination" transactions with a person which becomes the "beneficial owner" of shares representing 20% or more of the voting power in an election of our directors unless (1) the business combination or the acquisition of the 20% interest is approved by our board prior to the date the 20% interest is acquired, (2) the person beneficially owns at least 80% of the outstanding shares and the business combination (a) is approved by a majority vote of the disinterested shareholders and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F, (3) the business combination is approved by a majority vote of the disinterested shareholders at a meeting called no earlier than five years after the date the 20% interest is acquired or (4) the business combination (a) is approved by shareholder vote at a meeting called no earlier than five years after the date the 20% interest is acquired and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F.

          We have elected to opt out of Subchapter 25G of the PBCL (which would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition) and Subchapter 25H (which would have required a person or group to disgorge to us any profits received from a sale of our equity securities under certain circumstances).

          Advance Notice Requirements.    Our by-laws require our shareholders to provide advance notice if they wish to submit a proposal or nominate candidates for director at our annual meeting of shareholders. These procedures provide that notice of shareholder proposals and shareholder nominations for the election of directors at our annual meeting must be in writing and received by our secretary at our principal executive offices at least 90, but not more than 120, days prior to the anniversary of the date of the prior year's annual meeting of shareholders. In the case of a shareholder nomination, the notice submitted to the secretary must set forth information about the nominee and be accompanied by an original irrevocable conditional resignation in the event that such director, in an uncontested election, receives more votes "against" than "for" the director's election.

          Special Meetings of Shareholders.    Our by-laws provide that a special meeting of shareholders may be called by the board of directors or by our chief executive officer. Shareholders do not have a right to call a special meeting under the current by-laws or under the PBCL.

          Special Treatment for Specified Groups of Nonconsenting Shareholders.    Additionally, the PBCL permits an amendment of a corporation's articles or other corporate action, if approved by shareholders generally, to provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class by providing, for example, that shares of common stock held only by designated shareholders of record, and no other shares of common stock, shall be cashed out at a price determined by the corporation, subject to applicable dissenters' rights.

          Exercise of Director Powers Generally.    The PBCL also provides that the directors of a corporation are not required to regard the interests of the shareholders as being dominant or controlling in making decisions concerning takeovers or any other matters. The directors may consider, to the extent they deem appropriate, among other things, (1) the effects of any proposed action upon any or all groups affected by the action, including, among others, shareholders, employees, creditors, customers and suppliers, (2) the short-term and long-term interests of the corporation, (3) the resources, intent and conduct of any person or group seeking to acquire control of the corporation and (4) all other pertinent factors. The PBCL expressly provides that directors do not violate their fiduciary duties solely by relying on "poison pills" or the anti-takeover provisions of the PBCL. We do not currently have a "poison pill."

Miscellaneous

          The holders of shares of our common stock do not have preemptive rights or conversion rights and there are no redemption or sinking fund provisions applicable to our common stock. Holders of fully paid shares of common stock are not subject to any liability for further calls or assessments.

Transfer Agent and Registrar

          The transfer agent and registrar of our common stock is Computershare. Its address is 250 Royall Street, Canton, MA 02021, and its telephone number at this location is 800-589-9026. The transfer agent and registrar of our preferred stock will be designated in the prospectus supplement through which such preferred stock is offered.

Listing

          Our common stock is listed on the New York Stock Exchange under the symbol "EQT."

DESCRIPTION OF DEBT SECURITIES

          We may offer unsecured debt securities which may be senior, subordinated or junior subordinated and may be convertible. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture between us and The Bank of New York Mellon, which is attached as an exhibit to the registration statement of which this prospectus forms a part.

          The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

Debt Securities

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  The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time. Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

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  title and aggregate principal amount;

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  whether the securities will be senior, subordinated or junior subordinated;

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    applicable subordination provisions, if any;

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    conversion or exchange into other securities;

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    percentage or percentages of principal amount at which such securities will be issued;

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    maturity date(s);

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    interest rate(s) or the method for determining the interest rate(s);

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    dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

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    redemption or early repayment provisions;

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    authorized denominations;

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    form;

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    amount of discount or premium, if any, with which such securities will be issued;

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    whether such securities will be issued in whole or in part in the form of one or more global securities;

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    identity of the depositary for global securities;

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    whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

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    the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

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    any covenants applicable to the particular debt securities being issued;

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    any defaults and events of default applicable to the particular debt securities being issued;

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    currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

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    time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

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    securities exchange(s) on which the securities will be listed, if any;

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    whether any underwriter(s) will act as market maker(s) for the securities;

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    extent to which a secondary market for the securities is expected to develop;

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    our obligation or right to redeem, purchase or repay securities under a sinking fund, amortization or analogous provision;

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    provisions relating to covenant defeasance and legal defeasance;

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    provisions relating to satisfaction and discharge of the indenture;

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    provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

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    additional terms not inconsistent with the provisions of the indenture.

General

          One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

          United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

          Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

          The term "debt securities" includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

          We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee maintained in the Borough of Manhattan, the City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

          The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

          The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

          We, and/or selling securityholders, if applicable, may sell the common stock, preferred stock or any series of debt securities being offered hereby in one or more of the following ways from time to time:

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  to underwriters or dealers for resale to the public or to institutional investors;

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  directly to institutional investors;

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  directly to a limited number of purchasers or to a single purchaser;

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  through agents to the public or to institutional investors; or

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  through a combination of any of these methods of sale.

          The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

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  the offering terms, including the name or names of any underwriters, dealers or agents;

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  the purchase price of the securities and the net proceeds to be received by us from the sale;

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  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

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  any public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange on which the securities may be listed.

          If we, and/or selling securityholders, if applicable, use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

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  privately negotiated transactions;

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  at a fixed public offering price or prices, which may be changed;

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  in "at the market offerings" within the meaning of Rule 415(a)(4) of the Securities Act;

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  at prices related to prevailing market prices; or

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  at negotiated prices.

          Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

          If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

          We, and/or selling securityholders, if applicable, may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of common shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of common shares. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment to this registration statement.

          If indicated in an applicable prospectus supplement, we, and/or selling securityholders, if applicable, may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We, and/or selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we pay for solicitation of these delayed delivery contracts.

          Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

          Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or such other third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

          Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities other than the common stock may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

 LEGAL MATTERS

          The validity of the securities being offered by this prospectus will be passed upon by Buchanan Ingersoll & Rooney PC and Skadden, Arps, Slate, Meagher & Flom LLP. In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Buchanan Ingersoll & Rooney PC and/or Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

          The consolidated financial statements of EQT Corporation appearing in EQT Corporation's Annual Report (Form 10-K) for the year ended December 31, 2012 (including schedule appearing therein), and the effectiveness of EQT Corporation's internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of EQT Corporation's internal control over financial reporting as of December 31, 2012, given on the authority of such firm as experts in accounting and auditing.

6,500,000 shares

EQT Corporation

Common stock

Prospectus Supplement

Sole Book Running Manager

Goldman, Sachs & Co.

February 19, 2016